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                                                                     EXHIBIT 8.1

                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996



                                                    July 10, 2001



Pennsylvania Real Estate Investment Trust
The Bellevue
200 S. Broad Street
Philadelphia, Pennsylvania  19102


Ladies and Gentlemen:

         You have requested our opinion concerning certain federal income tax matters in connection with the preparation of a Prospectus and Prospectus Supplement for Pennsylvania Real Estate Investment Trust (the "Company"), a Pennsylvania trust, with respect to the offering and sale of shares of beneficial interest in the Company (the "Shares") pursuant to a registration statement on Form S-3 (No. 33-61115, effective September 11, 1995) (as amended to the date hereof, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering $200,000,000 in aggregate public offering price of Debt Securities, Preferred Shares, Shares of Beneficial Interest, $1.00 par value per share (the "Shares"), Share Warrants and Shareholder Rights and in connection with the offering under the Registration Statement, pursuant to a Prospectus and Prospectus Supplement each dated July 10, 2001 (collectively, the "Prospectus"). Terms used herein and not otherwise defined are as defined in the Prospectus.

         This opinion is based, in part, on various assumptions and representations, including representations made by you as to factual matters set forth in the Prospectus and in a letter delivered to us by you today. This opinion is also based upon the Internal Revenue Code of 1986 as amended (the "Code"), Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist as of the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

         Based on the foregoing, we are of the opinion that the statements in the Prospectus set forth under the caption "Federal Income Tax Considerations," to the extent such statements constitute matters of law, summaries of legal matters or legal conclusions, have been reviewed by us and are accurate in all material respects.


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         We express no opinion with respect to the transactions described in the
Prospectus other than those expressly set forth herein. This opinion represents our best legal judgement, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act.

                                           Very truly yours,

                                           /s/ Drinker Biddle & Reath LLP
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                                           DRINKER BIDDLE & REATH LLP


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